Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-8 of Paragon Offshore plc of our reports dated (i) March 7, 2014 relating to the combined financial statements of Noble Standard-Spec Business as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 (ii) May 23, 2014 relating to the balance sheet of Paragon Offshore Limited as of April 30, 2014, which appear in Amendment No. 2 to Paragon Offshore Limited's Form 10 dated July 11, 2014 and (iii) March 12, 2015, relating to the consolidated and combined financial statements of Paragon Offshore plc as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, which appears in the Annual Report on Paragon Offshore plc’s Form 10-K.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
May 8, 2015